EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-63627, 333-27715, and 333-45373 for PHH Corporation on Form S-3 of our report dated March 17, 1999, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement related to the merger of Cendant Corporation's relocation business with the Company and reclassifications to conform to the presentation used by Cendant Corporation described in Note 3) appearing in this Annual Report on Form 10-K of PHH Corporation for the year ended December 31, 1998.



\s\DELOITTE & TOUCHE LLP



Parsippany, New Jersey
March 25, 1999